Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
David Hung, MD, Chief Executive Officer	Jani Bergan
(415) 543-3470 x203	(415) 946-1064

MEDIVATION’S DIMEBON™ MAINTAINS STATISTICALLY SIGNIFICANT BENEFIT

ON ALL FIVE EFFICACY ENDPOINTS IN ALZHEIMER’S DISEASE TRIAL

AFTER ONE YEAR OF THERAPY

— Aggregate Benefit over Placebo Larger at One Year than at Six Months —

— Dimebon-Treated Patients Stabilized for a Full Year —

— Conference Call Scheduled for Today at 8:30 a.m. Eastern Time —

SAN FRANCISCO and WASHINGTON, D.C. (June 11, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced that the benefits of Dimebon over placebo in its double-blind, placebo-controlled Phase 2 study in mild-to-moderate Alzheimer’s disease were statistically significant on all five study endpoints at 12 months. Importantly, on every endpoint studied, the benefits of Dimebon over placebo at one year were stable or greater when compared to benefits at six months. Dimebon patients were stabilized over the one year study period, meaning that their level of function was preserved for a full year on all five endpoints. The endpoints spanned all of the most frequently studied aspects of Alzheimer’s disease: cognition, overall clinical function, activities of daily living, and behavioral problems. Dimebon was well tolerated throughout the entire one-year treatment period.

On the study’s primary endpoint, the ADAS-cog, Dimebon caused an improvement over placebo of 6.9 points at one year (observed case analysis; p<0.0001). On the global function endpoint used in this study, the CIBIC-plus, Dimebon’s benefit over placebo was 0.8 points at 12 months (observed case analysis; p=0.006). Global function improved or remained stable in 69 percent of treated Alzheimer’s disease patients after one year of Dimebon therapy. The ADAS-cog and the CIBIC-plus are the two endpoints the U.S. Food and Drug Administration has used to approve all currently marketed drugs for mild-to-moderate Alzheimer’s disease.

Dimebon produced an aggregate benefit over placebo in this study that was larger at 12 months than at six. After a year of treatment Dimebon’s benefit over placebo was greater than six-month levels on the ADAS-cog (6.9 points vs. 4.0 points), the CIBIC-plus (0.8 points vs. 0.6 points), and the ADCS-ADL (5.2 points vs. 2.9 points); however, only the ADAS-cog difference reached statistical significance (observed case analysis; p=0.006). Dimebon’s benefit over placebo on the other two endpoints (the MMSE and the NPI) at six months was maintained at one year.

Jeffrey Cummings, MD, the Augustus Rose Professor of Neurology at the University of California, Los Angeles, and Director of the UCLA Alzheimer’s Disease Center stated: “I consider these efficacy data to be noteworthy because they show an overall treatment benefit that is consistent, robust and larger at twelve months than at six. To my knowledge, this is the first randomized, double-blind, placebo-controlled study in which statistically significant benefit was achieved on endpoints measuring each of the four most clinically relevant aspects of mild-to-moderate Alzheimer’s disease after a full year of therapy. Given these data and the fact that Dimebon was well tolerated in this study, I consider Dimebon one of the most promising Alzheimer’s disease compounds in development.”

“The natural history of untreated Alzheimer’s disease includes decline in thinking abilities, social behavior and function,” observed Rachelle Doody, MD, PhD, the Effie Marie Cain Chair in Alzheimer’s Disease Research at the Alzheimer’s Disease and Memory Disorders Center, Baylor College of Medicine in Houston, and principal investigator of this study. “By contrast, after a full year of therapy Dimebon-treated patients did not decline in any of these areas. These data demonstrate that, as a group, Dimebon-treated patients stabilized for a full year, whereas placebo-treated patients declined at the expected rate.”

Dimebon-treated patients experienced significantly fewer serious adverse events than placebo-treated patients (3.4 percent vs. 11.7 percent, respectively; p=0.03) and dropped out of the study at a rate (31.5 percent) consistent with the dropout rate in the placebo group (37.2 percent). The most frequently reported adverse events associated with treatment were dry mouth (18.0 percent incidence), depressed mood/depression (14.6 percent incidence) and sweating (5.6 percent incidence). These adverse events generally were mild in severity and did not result in study discontinuation.

“These strongly positive one-year results further support and validate our results at six months,” commented David Hung, MD, president and chief executive officer of Medivation. “We are quite encouraged to have shown a further increase in Dimebon’s statistically significant benefit over placebo at 12 months, a treatment period twice as long as is required for registration, in a disease characterized by progressive deterioration. We remain on target to begin our six-month Phase 3 clinical studies of Dimebon in Alzheimer’s disease next year.”

The 12 month Dimebon data will be presented at 10:00 a.m. Eastern Time on Tuesday, June 12, at the 2nd Alzheimer’s Association International Conference on Prevention of Dementia in Washington, D.C. (abstract # S3-02-03, “Results of a One-Year Randomized, Placebo–Controlled Trial of Dimebon for the Treatment of Mild to Moderate Alzheimer’s Disease”). In addition, the Alzheimer’s Association has selected the Dimebon data for inclusion in a news briefing on Alzheimer’s disease therapies to be held at 12:00 p.m. Eastern time today.

Dimebon Trial Design

In the multi-center, double-blind trial, 183 patients with mild to moderate Alzheimer’s disease were randomized to oral Dimebon, 20 mg three times a day (60 mg/day), or placebo for six months. Of these patients, 134 subsequently consented to continue treatment for up 12 months in the same treatment group to which they were originally randomized, and 120 (or 90 percent) of the continuing patients completed the study.

The trial included five efficacy endpoints that assessed the four most commonly studied aspects of Alzheimer’s disease progression – cognition (the Alzheimer’s Disease Assessment Scale-cognitive subscale, or ADAS-cog; and the Mini Mental State Exam, or MMSE), overall clinical function (the Clinician’s Interview-Based Impression of Change with a caregiver interview, or CIBC-plus), activities of daily living (the Alzheimer’s Disease Cooperative Study Group-Activities of Daily Living, or ADCS-ADL), and behavioral problems (the Neuropsychiatric Inventory, or NPI). The study was conducted at multiple sites in Russia.

Dimebon Trial Six-Month Results

Medivation previously announced six-month results, showing that Dimebon-treated patients demonstrated significant improvement on the primary endpoint of ADAS-cog (p<0.0001) and the key secondary endpoint of CIBIC-plus (p<0.0001) compared with patients receiving placebo. Dimebon-treated patients also significantly outperformed the placebo-treated patients (p<0.01) on the three additional secondary endpoints: the ADCS-ADL, the NPI and the MMSE.

Teleconference/Webcast Details

Medivation will host a teleconference at 8:30 a.m. Eastern time today to discuss the data. To participate in the live call by telephone, please dial 800-565-5442 from the U.S. or 913-312-1298 internationally. A telephone replay will be available for seven days following the conclusion of the call by dialing 888-203-1112 from the U.S. or 719-457-0820 for international callers and entering passcode 4782383. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com. A replay of the webcast will be available on the Company’s website for 30 days.

About Dimebon

Dimebon, the Company’s lead product candidate, is an orally-available small molecule that has been shown to inhibit brain cell death in preclinical models relevant to Alzheimer’s disease and Huntington’s disease, making it a potential treatment for these and other neurodegenerative diseases. Based on the clinical and preclinical data generated to date, Medivation believes that Dimebon operates by a novel mechanism of action and may exert a neuroprotective effect in multiple areas of the central nervous system. Dimebon appears to block a new target that involves mitochondrial pores, which are believed to play a role in the cell death that is associated with neurodegenerative diseases and the aging process.

Medivation is currently evaluating Dimebon in both Alzheimer’s and Huntington’s diseases. The Company expects to enter global Phase 3 studies of Dimebon in Alzheimer’s disease in 2008 and, assuming positive data, to submit marketing applications in the U.S. and Europe in 2010 for this indication. In Huntington’s disease, the Company is currently evaluating Dimebon in a Phase 1-2a clinical trial in collaboration with the Huntington Study Group.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated timing of clinical and regulatory milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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